February 22, 1994




Caesars World, Inc.
1801 Century Park East, Suite 2600
Los Angeles, CA 90067

Gentlemen:

We are aware that Caesars World, Inc. has incorporated by
reference in its Registration Statement No. 33      its Form
10-Q for the quarter ended October 31, 1993, which includes our report dated November 16, 1993 covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933, that report is not considered a part of the Registration Statement prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.

                                   Very truly yours,





                                   Arthur Andersen & Co.










                              Exhibit 15